Exhibit 99.1

FOR IMMEDIATE RELEASE	Ref: 07-07

Contact:	Tabitha Zane
Vice President, Investor Relations
919-431-1529

Highwoods Properties Reports Fourth Quarter and Year End

2006 Financial and Operational Results

$0.71 FFO per Diluted Share Reported for Fourth Quarter 2006

$2.46 FFO per Diluted Share for Full Year 2006

(As Adjusted to Exclude Impairment on Depreciable Assets,

Preferred Stock Redemption Charge and Losses on Debt Extinguishments)

90.0% Occupancy – Up 90 bps Year-over-Year

Updates Full Year 2007 FFO Guidance

Narrows Range to $2.53 to $2.65 Per Share

42 Acres of Land Sold in January 2007, for a Net Gain of $0.20 Per Share

Raleigh, NC – February 14, 2007 – Highwoods Properties, Inc. (NYSE: HIW), the largest owner and operator of suburban office properties in the Southeast, today reported financial and operational results for the fourth quarter and full year ended December 31, 2006.

Ed Fritsch, President and CEO stated, “2006 was a year of strong growth for Highwoods on many fronts. Occupancy increased 90 basis points year-over-year to end the year at 90%; we started $354 million and completed $110 million of new development, disposed of $241 million of non-core properties at an average cap rate of 6.8%, sold $34.5 million of non-core land for a gain of $12.0 million and redeemed $50 million of 8% preferred stock.”

“We have also exceeded most of the initial three-year goals outlined in our long-term Strategic Plan and this success has encouraged us to revise a number of these goals even higher. Between 2005 and 2007, we now expect to have started between $545 million and $640 million of development, disposed of $700 million to $750 million of non-core, non-differentiating properties and sold $75 million to $90 million of non-core land. We also expect occupancy at the end of 2007 to be between 91% and 92.5%, versus our original December 2004 forecast of 88% to 90%.”

Highwoods Properties

“New development will continue to be an important driver of the Company’s growth and will create measurable, long-term value for our shareholders over the next few years. Our current development pipeline, wholly-owned and joint ventures, is $444 million and encompasses 20 projects in 10 markets. We are actively pursuing additional build-to-suit transactions and are evaluating other opportunities where we own land in highly desirable and highly occupied submarkets where there are significant barriers to entry and where we believe strong demand will be sustained over the long-term. We consider 435 acres, or about 60% of our development land, to be core which can support approximately 3.9 million square feet of office space and 1.4 million square feet of industrial space.”

“Over the next three years, we expect to commence an additional $300 million to $600 million of development, and the average anticipated stabilized cash yields of all of our development projects are between 9% and 10%. Total office development in our top five office markets remains relatively measured, with construction as a percent of total market square footage at 2.6% at the end of the fourth quarter,” added Mr. Fritsch.

The Company also announced that in January 2007, it closed on the sale of 42 acres of land in Kansas City for gross proceeds of $16.5 million and a net gain of $12.4 million or $0.20 per share. As a result, the Company has revised its guidance for 2007 Funds from Operations (“FFO”) to $2.53 to $2.65 per diluted share.

Fourth Quarter and Full Year 2006 Financial Results

For the fourth quarter of 2006, the Company reported net income available for common stockholders of $20.3 million, or $0.35 per diluted share. Net income available for common stockholders for the fourth quarter of 2005 was $1.9 million, or $0.03 per diluted share.

For the twelve months ended December 31, 2006, net income available for common stockholders was $34.9 million, or $0.62 per diluted share, compared to net income available for common stockholders of $30.9 million, or $0.58 per diluted share, for full year 2005.

FFO for the fourth quarter of 2006 was $44.1 million, or $0.71 per diluted share, compared to $25.7 million, or $0.43 per diluted share, for the fourth quarter of 2005. For the twelve months ended December 31, 2006, FFO was $145.3 million, or $2.37 per diluted share, compared to FFO of $127.2 million, or $2.11 per diluted share for full year 2005.

FFO in 2006 and 2005 included charges related to impairments on depreciable assets, preferred stock redemption charge, debt extinguishments and other charges, as noted in the table below:

	3 Months Ended 12/31/06		3 Months Ended 12/31/05
	(000)	Per Share	(000)	Per Share
FFO, as reported	$44,140	$0.71	$25,689	$0.43
Impairments on depreciable assets	0	0.00	7,677	0.13
Losses on debt extinguishments	27	0.00	0	0.00
Cumulative Impact of FIN 47	0	0.00	503	0.01

FFO as adjusted to exclude these items	$44,167	$0.71	$33,869	$0.56	(1)

Highwoods Properties

	12 Months Ended 12/31/06			12 Months Ended 12/31/05
	(000)		Per Share	(000)	Per Share
FFO, as reported	$145,285		$2.37	$127,221	$2.11
Impairments on depreciable assets	2,600		0.04	12,789	0.21
Preferred stock redemption charge	1,803		0.03	4,272	0.07
Losses on debt extinguishments	1,218	(2)	0.02	453	0.01
Cumulative Impact of FIN 47	0		0.00	503	0.01
Severance costs – Charlotte sale	0		0.00	567	0.01

FFO as adjusted to exclude these items	$150,906		$2.46	$145,805	$2.42

(1)	Total per share amounts do not equal the sum of the individual items due to rounding.
(2)	Includes our share of joint venture loss on debt extinguishment.

Included in 2006 and 2005 fourth quarter and twelve month net income were the following additional items:

	3 Months Ended 12/31/06			3 Months Ended 12/31/05
	(000)		Per Share	(000)	Per Share
Land sale gains	$6,974		$0.11	$759	$0.01
Lease termination income	618		0.01	485	0.01
Straight line rental income	2,401		0.04	1,639	0.03
Capitalized interest	1,770		0.03	740	0.01
Gains on sales of depreciable assets (1)	10,925		0.18	7,805	0.13
Tenant bankruptcy settlement	1,581		0.03	0	0.00

	12 Months Ended 12/31/06			12 Months Ended 12/31/05
	(000)		Per Share	(000)	Per Share
Land sale gains, net of impairments	$12,043		$0.20	$3,308	$0.05
Lease termination income	3,056	(2)	0.05	6,211	0.10
Straight line rental income	8,592	(2)	0.14	7,496	0.12
Capitalized interest	5,002		0.08	2,899	0.05
Gains on sales of depreciable assets (1) 19,196	0.31		41,820	0.69
Tenant bankruptcy settlement	1,581		0.03	0	0.00

(1)	Gains on sales of depreciable assets are excluded in the calculation of FFO.
(2)	Lease termination income in second quarter 2006 included $850,000 related to Harborview, a 20% owned consolidated joint venture. Straight line rental income was reduced by $295,000 to eliminate accrued straight line rent receivables from the same tenant that terminated its lease early. On a net basis after deducting our partner’s 80% share in these lease termination effects as financing obligation interest, the contribution to net income and FFO in the twelve months ended December 31, 2006 was $111,000, or less than $0.002 per share.

Highwoods Properties

Fourth Quarter 2006 Operating Highlights

•

Second generation leasing activity in Highwoods’ portfolio was 1.4 million square feet, including 868,941 square feet of office space, 539,939 square feet of industrial space and 23,748 square feet of retail space.

•

Straight-line (GAAP) rental rates for signed office leases in the fourth quarter increased 2.9% from straight line rental rates under the previous leases. Cash rents for office leases signed in the fourth quarter declined 3.3%, continuing a steadily improving trend from the first three quarters of 2006 when cash rents for newly signed office leases declined 6.3%, 5.5% and 4.2%, respectively.

•

Office tenant improvements and leasing commissions for signed second generation leases as a percentage of term base rent (netting out free rent) were 11.9%, compared to the five-quarter average of 12.2%.

•

$63 million of non-core office, industrial, multi-family and retail properties were sold in the fourth quarter. Since January 2005, the Company has sold $637 million of non-core, non-differentiating properties at an average cap rate of 6.7%, including $40 million of dispositions to date in 2007. The Company has used most of the disposition proceeds to reduce debt and preferred stock and to fund its development pipeline.

•

$22.8 million of non-core land was sold in the fourth quarter, producing a gain of $7.0 million, or $0.11 per diluted share. Since January 2005 through February 14, 2007, the Company has sold $75 million of non-core land.

“We remain committed to our long term goal of improving the overall quality of our portfolio – not just through new development - but also through the disposition of an additional $375 million to $600 million of non-core, non-differentiating properties between 2007 and 2009. This is in addition to the $597 million of non-core property sales in 2005 and 2006. We also expect to sell between $25 million and $50 million of non-core land over the next three years. A portion of the proceeds from these asset sales will be used to fund our growing development pipeline, make attractive acquisitions and strengthen our balance sheet,” stated Mr. Fritsch.

Funds from Operations Outlook

For 2007, the Company now expects FFO per diluted share to be in the range of $2.53 to $2.65. The Company’s FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels, operating and general and administrative expenses, interest rates, land sale gains, and the potential impact of development deliveries and property dispositions and acquisitions. This estimate assumes 62.5 million diluted shares outstanding and excludes any gains or impairments associated with potential depreciable property dispositions, as well as any one-time, non-recurring charges or credits that may occur during the year. Factors that could cause actual 2007 FFO results to differ materially from Highwoods’ current expectations are discussed below and are also detailed in the Company’s 2005 Annual Report on Form 10-K.

Highwoods Properties

Management’s outlook for 2007 is based on the following operating assumptions, all of which remain unchanged from the 2007 guidance issued on January 17, 2007, except for a narrowing of management’s estimate of land sale gains:

	Low	High
Year End Occupancy	91.0%	92.5%
Same Store GAAP NOI Growth	1.5%	2.5%
G&A	$34.5M	$36.0M
Termination Fees	$1.0M	$3.0M
Land Sale Gains	$13.0M	$16.0M
Dispositions	$100M	$150M
Acquisitions	$10M	$30M

Supplemental Information

A copy of the Company’s fourth quarter 2006 Supplemental Information that includes financial, leasing and operational statistics is available in the “Investor Relations/Quarterly Earnings” section of the Company’s Web site at www.highwoods.com. You may also obtain a copy of all Supplemental Information published by the Company by contacting Highwoods Investor Relations at 919-431-1529/ 800-256-2963 or by e-mail to HIW-IR@highwoods.com. If you would like to receive future Supplemental Information packages by e-mail, please contact the Investor Relations department as noted above or by written request to: Investor Relations Department, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, NC 27604.

Conference Call

On Thursday, February 15, at 11:00 a.m. Eastern time, Highwoods will host a teleconference call to discuss the matters outlined in this press release. For US/Canada callers, dial (888) 202-5268 and international callers dial (706) 643-7509. A live listen-only Web cast can be accessed through the Company’s Web site at www.highwoods.com under the “Investor Relations” section.

Telephone, Web and Pod cast replays will be available two hours after the completion of the call. The telephone replay will be available for one week beginning at 2:00 p.m. Eastern time. Dial-in numbers for the replay are (800) 642-1687 US/Canada, (706) 645-9291 international. The conference ID is 6119737.

Non-GAAP Information

We believe that FFO and FFO per share are beneficial to management and investors and are important indicators of the performance of any equity REIT. Because FFO and FFO per share calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful life estimates), they facilitate comparisons of operating performance between periods and between other REITs. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, management believes that the use of FFO and FFO per share, together with the required GAAP presentations, provide a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing and investing activities.

Highwoods Properties

FFO and FFO per share as disclosed by other REITs may not be comparable to our calculation of FFO and FFO per share as described below. FFO and FFO per share are non-GAAP financial measures and therefore do not represent net income or net income per share as defined by GAAP. Net income and net income per share as defined by GAAP are the most relevant measures in determining our operating performance because FFO and FFO per share include adjustments that investors may deem subjective, such as adding back expenses such as depreciation and amortization. Furthermore, FFO per share does not depict the amount that accrues directly to the stockholders’ benefit. Accordingly, FFO and FFO per share should never be considered as alternatives to net income or net income per share as indicators of our operating performance.

The calculation of FFO as defined by the National Association of Real Estate Investment Trusts is as follows:

•	Net income (loss) computed in accordance with GAAP;

•	Less dividends to holders of preferred stock and less excess of preferred stock redemption cost over carrying value;

•	Plus depreciation and amortization of assets uniquely significant to the real estate industry;

•	Less gains, or plus losses, from sales of depreciable operating properties (but excluding impairment losses) and excluding items that are classified as extraordinary items under GAAP;

•	Plus or minus adjustments for unconsolidated partnerships and joint ventures (to reflect funds from operations on the same basis); and

•	Plus or minus adjustments for depreciation and amortization and gains/(losses) on sales and minority interest related to discontinued operations.

In calculating FFO, the Company also adds back minority interest in the income from its operating partnership, which we believe is consistent with standard industry practice for REITs that operate through an UPREIT structure. The Company believes that it is important to present FFO on an as-converted basis since all of the operating partnership units not owned by the Company are redeemable on a one-for-one basis for shares of the Company’s common stock.

About the Company

Highwoods Properties, Inc., a member of the S&P MidCap 400 Index, is a fully integrated, self-administered real estate investment trust (“REIT”) that provides leasing, management, development, construction and other customer-related services for its properties and for third parties. At December 31, 2006, the Company owned or had an interest in 392 in-service office, industrial and retail properties encompassing approximately 34.3 million square feet. Highwoods also owns 719 acres of development land. Highwoods is based in Raleigh, North Carolina, and its properties and development land are located in Florida, Georgia, Iowa, Kansas, Missouri, North Carolina, South Carolina, Tennessee and Virginia. For more information about Highwoods Properties, please visit our Web site at www.highwoods.com.

Certain matters discussed in this press release, such as expected 2007 operational results and the related assumptions underlying our expected operational results, are forward-looking statements within the meaning of the federal securities laws. These statements are distinguished by use of the words “will”, “expect”, “intends” and words of similar meaning. Although Highwoods believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Highwoods Properties

Factors that could cause actual results to differ materially from Highwoods’ current expectations include, among others, the following: the financial condition of our customers could deteriorate; unwaived defaults, if any, under our debt instruments could result in an acceleration of some of our outstanding debt; speculative development by others could result in excessive supply of office properties relative to customer demand; we may not be able to lease or re-lease space quickly or on as favorable terms as old leases; unexpected difficulties in obtaining additional capital to satisfy our future cash needs or unexpected increases in interest rates would increase our debt service costs; and others detailed in the Company’s 2005 Annual Report on Form 10-K and subsequent SEC reports.

Tables Follow

Highwoods Properties, Inc.

Consolidated Statements of Income

(Unaudited and In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Rental and other revenues	$108,508	$100,738	$416,798	$396,075

Operating expenses:
Rental property and other expenses	41,352	38,353	153,592	141,575
Depreciation and amortization	30,206	27,164	114,935	109,616
Impairment of assets held for use	—	—	2,600	7,587
General and administrative	11,011	9,204	37,309	33,063

Total operating expenses	82,569	74,721	308,436	291,841
Interest expense:
Contractual	22,374	24,645	94,229	98,677
Amortization of deferred financing costs	492	864	2,375	3,372
Financing obligations	972	914	4,162	5,032

	23,838	26,423	100,766	107,081
Other income/(expense):
Interest and other income	2,709	1,630	7,010	7,078
Settlement of tenant bankruptcy claim	1,581	—	1,581	—
Loss on debt extinguishments	(27)	—	(494)	(453)

	4,263	1,630	8,097	6,625

Income before disposition of property, minority interest and equity in earnings of unconsolidated affiliates	6,364	1,224	15,693	3,778
Gains on disposition of property, net	7,862	2,693	16,157	14,172
Minority interest	(1,088)	(69)	(2,226)	475
Equity in earnings of unconsolidated affiliates	1,492	2,339	6,841	9,303

Income from continuing operations	14,630	6,187	36,465	27,728
Discontinued operations:
Income from discontinued operations, net of minority interest	566	2,451	3,421	11,504
Gains, net of impairments, on sales of discontinued operations, net of minority interest	9,220	(1,639)	13,858	23,226

	9,786	812	17,279	34,730

Net income	24,416	6,999	53,744	62,458
Dividends on preferred stock	(4,113)	(5,113)	(17,063)	(27,238)
Excess of preferred stock redemption cost over carrying value	—	—	(1,803)	(4,272)

Net income available for common stockholders	$20,303	$1,886	$34,878	$30,948

Net income per common share - basic:
Income/(loss) from continuing operations	$0.19	$0.02	$0.32	$(0.07)
Income from discontinued operations	0.17	0.02	0.32	0.65

Net income	$0.36	$0.04	$0.64	$0.58

Weighted average common shares outstanding - basic	55,740	53,774	54,489	53,732

Net Income per common share - diluted:
Income/(loss) from continuing operations	$0.18	$0.02	$0.31	$(0.07)
Income from discontinued operations	0.17	0.01	0.31	0.65

Net income	$0.35	$0.03	$0.62	$0.58

Weighted average common shares outstanding - diluted	62,365	60,125	61,362	53,732

Highwoods Properties, Inc.

Consolidated Balance Sheets

(Unaudited and In thousands)

	December 31, 2006	December 31, 2005
Assets:
Real estate and related assets, at cost:
Land	$345,548	$341,094
Buildings and tenant improvements	2,573,032	2,499,419
Development in process	101,899	28,727
Land held for development	112,760	142,717
Furniture, fixtures and equipment	23,695	22,467

	3,156,934	3,034,424
Less-accumulated depreciation	(608,612)	(555,506)

Net real estate assets	2,548,322	2,478,918
Real estate and other assets, net, held for sale	34,166	177,235
Cash and cash equivalents	16,690	1,212
Restricted cash	2,027	16,223
Accounts receivable, net	23,347	24,201
Notes receivable, net	7,871	9,232
Accrued straight-line rents receivable, net	68,364	60,349
Investment in unconsolidated affiliates	60,359	69,247
Deferred financing and leasing costs, net	66,352	59,059
Prepaid expenses and other	17,355	13,302

Total Assets	$2,844,853	$2,908,978

Liabilities, Minority Interest and Stockholders’ Equity:
Mortgages and notes payable	$1,465,129	$1,471,616
Accounts payable, accrued expenses and other liabilities	156,737	127,455
Financing obligations	35,530	34,154

Total Liabilities	1,657,396	1,633,225
Minority interest	79,726	94,134

Stockholders’ Equity:
Preferred stock	197,445	247,445
Common stock	562	540
Additional paid-in capital	1,449,337	1,419,683
Distributions in excess of net earnings	(538,098)	(479,901)
Accumulated other comprehensive loss	(1,515)	(2,212)
Deferred compensation	—	(3,936)

Total Stockholders’ Equity	1,107,731	1,181,619

Total Liabilities, Minority Interest and Stockholders’ Equity	$2,844,853	$2,908,978

Highwoods Properties, Inc.

Funds from Operations

(Unaudited and In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Funds from operations:
Net income	$24,416	$6,999	$53,744	$62,458
Dividends to preferred stockholders	(4,113)	(5,113)	(17,063)	(27,238)
Excess of preferred stock redemption cost over carrying value	—	—	(1,803)	(4,272)

Net income applicable to common shares	20,303	1,886	34,878	30,948
Add/(deduct):
Depreciation and amortization of real estate assets	29,458	26,557	111,848	106,982
(Gains) on disposition of depreciable properties	(888)	(1,934)	(4,114)	(7,692)
Minority interest from the Operating Partnership in income/(loss) from operations	929	69	1,621	(475)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	3,048	2,942	11,191	10,989
Discontinued operations:
Depreciation and amortization of real estate assets	460	1,957	3,386	16,841
(Gains) on disposition of depreciable properties	(10,037)	(5,871)	(15,082)	(34,128)
Minority interest from the Operating Partnership in income from discontinued operations	867	83	1,557	3,756

Funds from operations	$44,140	$25,689	$145,285	$127,221

Funds from operations per share - diluted:
Net income applicable to common shares	$0.35	$0.03	$0.62	$0.58
Add/(deduct):
Depreciation and amortization of real estate assets	0.47	0.44	1.82	1.77
(Gains) on disposition of depreciable properties	(0.01)	(0.03)	(0.06)	(0.13)
Unconsolidated affiliates:
Depreciation and amortization of real estate assets	0.05	0.05	0.18	0.18
Discontinued operations:
Depreciation and amortization of real estate assets	0.01	0.03	0.06	0.28
(Gains) on disposition of depreciable properties	(0.16)	(0.09)	(0.25)	(0.57)

Funds from operations	$0.71	$0.43	$2.37	$2.11

Weighted average shares outstanding - diluted	62,365	60,125	61,362	60,301